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                                                                  Exhibit 99.1




                                  July 31, 2002



Mr. James E. Rohr
Chairman, President,
and Chief Executive Officer
The PNC Financial Services Group, Inc.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, PA  15222-2707

Dear Jim:

     As we all know, over the past several months, the issue of the independence of directors of publicly held companies has become a major point of debate which has been reflected in the new federal legislation (Sarbanes-Oxley) signed into law by President Bush this week. As well, the issue of the independence of directors has increasingly become a focal point of the federal banking agencies, the stock exchanges, the SEC, shareholder advocacy groups, shareholders in general and the media.

     Given my law firm's history of providing services to PNC, it is my belief that it is in the best interests of PNC to avoid potential criticism relating to even the appearance of my not being deemed independent - even though I know, and I am certain all who have worked with me over the years as a Director know, that I have been and continue to function independently. Accordingly, it is with regret that I feel compelled to and hereby do resign as a member of the Board of Directors of PNC Financial Services Group, Inc. and PNC Bank, N.A. (collectively "PNC"), effective August 1, 2002.

     I have every confidence in PNC, its resilience, its ability to confront successfully its current challenges and its ability to prosper. However, in light of the challenges facing PNC, I would not want PNC's progress to be tempered or impeded in any way by how my status might be viewed under the new rules and in this new business climate.


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     My tenure on PNC's Board and on the Boards of its predecessors Midlantic
Corporation and Continental Bank has been among the most stimulating and rewarding experiences of my life. In fact, I believe I am the only current Board member to have served on all three Boards. Accordingly, my decision is most difficult. At the risk of stating what I hope is obvious, I will miss you and my other colleagues on the Board very much.

                                                  Sincerely yours,

                                                  /s/ David F. Girard-diCarlo
                                                  ---------------------------
                                                  David F. Girard-diCarlo



cc:     Thomas R. Moore, Corporate Secretary
        Helen P. Pudlin, Esq., General Counsel

        Board of Directors:
        PNC Financial Services Group, Inc. & PNC Bank, N.A.